Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252073

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated January 27, 2021)

Clover Health Investments, Corp.

303,904,202 Shares of Class A Common Stock

10,933,333 Warrants to Purchase Shares of Class A Common Stock

38,533,271 Shares of Class A Common Stock Underlying Warrants

This prospectus supplement supplements the prospectus dated January 27, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-252073). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on March 1, 2021 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus of (A) up to 314,837,535 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), consisting of (i) up to 40,000,000 shares of Class A common stock issued in a private placement pursuant to subscription agreements entered into on October 5, 2020; (ii) up to 20,700,000 shares of Class A common stock issued upon consummation of our business combination with Clover Health Investments, Corp. on January 7, 2021, in exchange for shares of our Class A ordinary shares originally issued in a private placement to SCH Sponsor III LLC (the “Sponsor”) and subsequently distributed to the previous independent directors of Social Capital Hedosophia Holdings Corp. III, a Cayman Islands exempted company; (iii) up to 182,481,835 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock held by certain of our affiliates, including our officers, directors and greater than 10% stockholders, and their affiliated entities; (iv) up to 16,548,512 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock issuable upon exercise of options to purchase Class B common stock; (v) up to 44,173,855 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock issuable upon settlement of restricted stock units; and (vi) up to 10,933,333 shares of Class A common stock upon exercise of warrants to purchase shares of Class A common stock (the “private placement warrants”) originally issued in a private placement to the Sponsor, and (B) up to 10,933,333 private placement warrants.

In addition, the Prospectus and this prospectus supplement relates to the offer and sale of up to 27,599,938 shares of Class A common stock that are issuable by us upon the exercise of 27,599,938 warrants (the “public warrants”) that were previously registered.

Our Class A common stock and public warrants are listed on the Nasdaq Global Select Market under the symbols “CLOV” and “CLOVW,” respectively. On February 26, 2021, the last reported sales price of our Class A common stock was $9.40 per share and the last reported sales price of our public warrants was $2.58 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 1, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2021

Clover Health Investments, Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39252	98-1515192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

725 Cool Springs Boulevard, Suite 320,

Franklin, Tennessee 37067

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (201) 432-2133

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	CLOV	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one Class A Common Stock at an exercise price of $11.50	CLOVW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events

Clover Health Investments, Corp. (the “Company”) is filing this Current Report on Form 8-K for the purpose of updating the prospectus, dated January 27, 2021, pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended, relating to the registration statement on Form S-1 (No. 333-252073), filed with the Securities and Exchange Commission on January 27, 2021 and the proxy statement/prospectus, dated December 11, 2020, pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended, relating to the registration statement on Form S-4 (No. 333-249558), filed with the Securities and Exchange Commission on December 14, 2020.

The Company is filing with this Current Report on Form 8-K as Exhibit 99.1 the following financial information: Unaudited Consolidated Balance Sheets: Selected Metrics as of December 31, 2020 and 2019 and Unaudited Consolidated Statements of Operations for the three months ended December 31, 2020 and 2019 and for the fiscal years ended December 31, 2020 and 2019.

Item 9.01 Financial Statements and Exhibits.

(d) List of Exhibits.

Exhibit No.	Description

99.1	Unaudited Consolidated Balance Sheets: Selected Metrics as of December 31, 2020 and 2019 and Unaudited Consolidated Statements of Operations for the three months ended December 31, 2020 and 2019 and for the fiscal years ended December 31, 2020 and 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLOVER HEALTH INVESTMENTS, CORP.

Date: March 1, 2021	By:	/s/ Joseph Wagner
Joseph Wagner
Chief Financial Officer

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Exhibit 99.1

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS: SELECTED METRICS

(in thousands) (Unaudited)

	As of December 31,
	2020	2019
Selected Balance Sheet Data:
Cash, Cash Equivalents and Investments	$151,103	$263,327
Total Assets	267,252	337,021
Unpaid Claims	103,976	77,886
Notes and securities payable, net of discount and deferred issuance costs	106,413	57,917
Warrants Payable	97,782	17,672
Total Liabilities	387,888	377,811
Convertible Preferred Stock	447,747	447,747
Total stockholders’ deficit	(568,383)	(488,537)

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CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Revenues:
Premiums earned, net (Net of ceded premiums: fourth quarter ended 2020: $216; fourth quarter ended 2019: $132; 2020: $599; 2019: $832)	$164,598	$113,377	$665,698	$456,926
Other income	885	506	4,214	801
Investment income, net	750	1,392	2,976	4,539

Total revenues	166,233	115,275	672,888	462,266

Expenses:
Net medical claims incurred	179,928	113,204	590,468	450,645
Salaries and benefits	13,917	17,801	71,256	91,626
General and administrative expenses	40,646	29,161	120,444	94,757
Premium deficiency reserve (benefit) expense	(771)	14,726	(17,128)	7,523
Depreciation and amortization	142	117	555	551
Other expense	—	84	—	363

Total expenses	233,862	175,093	765,595	645,465

Loss from operations	(67,629)	(59,818)	(92,707)	(183,199)
Change in fair value of warrants expense	48,425	984	80,328	2,909
Interest expense	10,430	7,518	35,990	23,155
Amortization of notes and securities discount	6,183	5,872	21,118	15,913
(Gain) loss on derivative	(51,086)	4,479	(138,561)	138,561

Net loss	$(81,581)	$(78,671)	$(91,582)	$(363,737)

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